Exhibit 10.2

EXPATRIATE EMPLOYMENT AGREEMENT

This Expatriate Employment Agreement (the “Agreement”) is entered into on November 1, 2006, between Hercules Offshore, Inc. (the “Company”) and Don P. Rodney (“You” or “you”) (together, the “Parties”) with the following terms and conditions.

1.	Effective November 1, 2006, your position will be President, Hercules International Holdings international group of companies based in the Cayman Islands, reporting to Steve Manz, Chief Financial Officer. Pursuant to a separate agreement between the Company and a member of the Hercules International Holdings, Ltd. international group (“International”), the Company shall second you to International for a term equal to the duration of this Agreement.

2.	The term of your employment will be two (2) years commencing on November 1, 2006 (the “Term”).

3.	Your point of origin is designated as Houston, Texas. The Company will permanently relocate you to and from the Cayman Islands, unless your employment is terminated for cause as provided in Section 16 of this Agreement.

4.	You will be eligible for an annual bonus of up to 30% of base salary (with a maximum of 60%) depending upon meeting predetermined goals as defined in the HERO Bonus Plan.

5.	Your bi-weekly salary will be US $6153.84 payable in accordance with the standard payroll policies of the Company. Your bi-weekly salary will be subject to standard U.S. withholdings.

6.

You acknowledge your responsibility for payment of income taxes in any applicable jurisdiction including without limitation your home country or any country in which you are located. The Company will attempt to provide, to the extent practicable, that you pay neither a greater nor lesser tax than if you had been employed in the home country and compensation consisted of an amount equal to base pay plus the taxable portion of group term life insurance, auto allowance or other if any, and any additional compensation, if applicable. To the extent your tax burden is greater, the Company will provide an equalization subsidy. To the extent your tax burden is less, the Company will assess an equalization charge. The equalization calculation and your U.S. tax return will be prepared by the Company’s accountants. You agree to provide all of your relevant personal income tax information to the Company’s accountants on a timely basis. Any tax liability resulting from your failure to provide full and complete tax information to the Company’s accountants on a timely basis shall be borne by you. To the extent an equalization charge is due the Company by you, it will be immediately payable upon review and acceptance of the accountant’s equalization calculations. The Company reserves the right to terminate or modify this provision at any time provided that, absent unusual circumstances, the Company will not make any such termination or modification effective prior to the beginning of the calendar year following the year in which the decision to terminate or modify this provision is announced.

7.	You will be provided furnished housing in the Cayman Islands, which is a benefit provided to you solely in consideration of work performed at the foreign location.

8.	As a condition of employment, you agree to establish a direct deposit capability with a United States banking institution for deposit of monies earned during your overseas assignment.

9.	The Company will pay the brokerage fees and closing costs associated with the sale of your residence in Houston, Texas, provided that the transaction is closed during the Term.

10.	You will be entitled to a vacation allowance of 20 working days each year of international service. You and your wife will be provided with an annual round trip business class airline ticket from the Cayman Islands to your point of origin. All vacations must be scheduled with the approval of your supervisor.

11.	You will be provided a company vehicle, which is a benefit provided solely in consideration of work performed at the foreign location.

12.	You will continue to be eligible for medical, dental and vision coverage through Cigna, and 401-k and short-term disability according to the terms of the respective benefit plans.

13.	This position is subject to the Company’s ability to obtain the proper visa, work permit or clearance for you to be able to reside and work in the Cayman Islands.

14.	You recognize that you are provided with benefits and compensation (as described in detail above) under the terms of this Agreement that are only available to the Company’s employees on expatriate assignments and that this package is offered to you in lieu of the benefits available to employees on the local payroll in the Cayman Islands. Even though you may be required to execute an employment agreement with the Company’s affiliate in the Cayman Islands, you agree that this Agreement will govern the terms of your employment with the Company and its affiliates and that you are not entitled to, and will not seek benefits or compensation of any type (vacation, holiday bonuses, profit-sharing, severance, etc.) in the Cayman Islands.

15.	If you are a citizen or lawful permanent resident of the United States of America, all health care benefits provided by the Company shall cease on the last day of the month of termination. Following termination, you may be eligible for continuation of coverage in accordance with provisions of the Consolidated Omnibus Budget Reconciliation Act (COBRA). The Company will notify you of your entitlement upon termination. If you are other than a citizen or lawful permanent resident of the United States of America, all health care benefits provided by the Company shall cease on the last day of the month of termination. If you are returning to work with the Company within one month of a contract completion, you will be provided with an extension of group health insurance coverage. Your contribution will be required for the month of interim coverage.

16.	The Company may terminate your employment for cause at any time without notice. For purposes of this provision, “cause” includes (i) any act of dishonesty or fraud; (ii) conviction of a felony or any crime involving moral turpitude; (iii) knowing violation of any written Company policy or any policies applicable to the Company’s business; (iv) violations of applicable laws, rules or regulations that expose the Company to damages or liability; (v) willful failure to perform any duties as requested by the Company; or (vi) material breach of any material provision of this Agreement. In the event of a termination for cause, as enumerated above, you shall have no right to any severance compensation.

17.	If at any time after the commencement of employment, before the expiration of the Term, the Company or You may, without cause, terminate this Agreement and your employment, effective thirty (30) days after written notice is provided to the other party. Should You be terminated by the Company without cause effective during the Term, You shall receive as severance from the Company, (1) in installment payments (without interest) in accordance with normal payroll practices of the Company, an amount equal to your monthly base salary at the rate then in effect for the remainder of the Term, but not less than twelve (12) months; and (2) an additional sum, payable in monthly installments payments, equal to the target annual bonus referred to in Section 4 hereof for the year prior to the year in which You are terminated without cause; provided, however, that the commencement of the aforementioned monthly installment payments described in clauses (1) and (2) shall be delayed to the extent necessary to comply with section 409A of the Internal Revenue Code of 1986, as amended. Also as severance, the Company will continue to provide for and pay to You, without exception until the termination date of this Agreement, but not less than twelve (12) months, the cost of applicable premium associated with the provision of COBRA continuation coverage to the extent such coverage is timely elected and does not otherwise expire. You are not entitled to the severance compensation described in this Section 17 if on the effective date of the discharge you are engaged in any activities that compete with the Company’s business. Furthermore, if you resign or otherwise terminate your employment without cause pursuant to this Section 17, you shall receive no severance compensation.

18.	Any disputes arising from, related to, resulting from or connected with this Agreement or your employment, whether before this agreement takes effect or after the expiry of its term or termination, shall be submitted exclusively to binding and final arbitration in Houston, Texas. The arbitration shall be administered by and conducted in accordance with the then current National Rules for the Resolution of Employment Disputes of the American Arbitration Association.

All terms and conditions of your assignment are subject to periodic review and may be changed without advance notice.

(“Employee”)		(“Company”) HERCULES OFFSHORE INC.

/s/ Don P. Rodney		By:	/s/ James W. Noe
DON P. RODNEY		Name:	James W. Noe
		Title:	Vice President—General Counsel
Date:	October 31, 2006	Date:	October 31, 2006